Exhibit 99.2

GLOBAL PARTNERS LP

Contacts:
Thomas A. McManmon Jr.	Edward Faneuil
Executive Vice President and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Announces Chief Financial Officer Transition

Thomas J. Hollister Brings Extensive Financial Experience
and a Track Record of M&A Success

Waltham, Mass., May 11, 2006 - Global Partners LP (NYSE: GLP), one of New England’s largest wholesale distributors of distillates, gasoline and residual oil to wholesalers, retailers and commercial customers, today announced the appointment of Thomas J. Hollister as executive vice president and chief financial officer of its general partner, effective July 1. Hollister, former vice chairman of Citizens Financial Group, Inc., will succeed Thomas A. McManmon Jr., 62, who will shift to the role of senior advisor to the executive management team.

 “Tom Hollister’s broad financial expertise and deep M&A background make him an exceptional choice to be our next CFO,” said President and Chief Executive Officer Eric Slifka. “His experience will be vital in driving our growth strategy. On a personal level, the Global family has known Tom for more than two decades. We are excited about the opportunity to have him join the executive team.”

“I also want to acknowledge Tom McManmon’s outstanding contributions as CFO, culminating with our initial public offering in October,” Slifka said. “The finance function is a particularly important component of our business, from managing credit relationships to serving as the point person between the Partnership and its lenders. Over the course of a 30-year career at Global, he has expertly handled a wide range of financial and operational responsibilities. With Tom’s vast knowledge of the refined petroleum products industry, I look forward to his continued counsel in his new advisory role.”

Hollister, 51, brings more than 25 years of financial experience to Global. In addition to his most recent position as vice chairman, he also served as Chairman, President and Chief Executive Officer of Citizens Capital, Inc., the corporation’s Private Equity and Venture Capital Business. From 2004 to 2005, he served as President and CEO of Charter One Bank, one of the 30 largest banks in the United States. From 1998 to 2004 he served as President and CEO of Citizens Bank of Massachusetts, which under his leadership grew from $6 billion to $28 billion in assets.

During his career, Hollister has served as project leader on eight bank integrations, including Bank of Boston’s acquisition of Bay Banks, Citizens’ purchases of UST Corp. and State Street Corp.’s Commercial Banking Group, and Citizens’ $10.5 billion acquisition of Charter One Financial, Inc. Previously, he managed the energy and utilities business for Bank of Boston, overseeing $3 billion in commitments.

“Global has a great heritage in New England, and the Partnership is in a unique position to expand its leadership through both acquisitions and organic opportunities,” Hollister said. “Joining Global represents an opportunity to become part of an organization that blends a rich, 70-year history with the entrepreneurial spirit of a newly public company. Eric and his team understand that enterprise is about growth — carefully considered and well-conceived. I look forward to helping shape Global’s continued growth and success.”

Hollister received a bachelor’s degree from Amherst College and an MBA from Boston University.

About Global Partners LP

Global Partners, a master limited partnership based in Waltham, Massachusetts, is one of the largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline and residual oil to wholesalers, retailers and commercial customers in New England. Global Partners trades on the New York Stock Exchange under the ticker symbol “GLP.”  For additional information, please visit www.globalp.com.

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